Exhibit 3(ii).1
AMERISTAR CASINOS, INC.
AMENDED BYLAW SECTIONS 4.02, 4.05 and 4.06
Effective October 26, 2007
     Section 4.02 Certificates; Direct Registration System Eligibility.
          (a) Certificates. Ownership in the corporation may be, but shall not be required to be, evidenced by certificates for shares of stock. Any certificates issued by the corporation shall be in such form as shall be prescribed by the Board of Directors and shall be manually signed by or in the name of the corporation by the president or a vice president and also by the secretary or an assistant secretary (or by any other two officers authorized by the Board of Directors); provided, however, whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk and by a registrar (other than the corporation), then a facsimile of the signatures of said officers may be printed or lithographed upon the certificate in lieu of the actual signatures. If the corporation uses facsimile signatures of its officers on its stock certificates, it shall not act as registrar of its own stock, but its transfer agent and registrar may be identical if the institution acting in those dual capacities countersigns any stock certificates in both capacities. Each certificate shall contain the name of the record holder, the number, designation, if any, and class or series of shares represented, a statement or summary of any applicable rights, preferences, privileges or restrictions thereon, and a statement, if applicable, that the shares are assessable. Each certificate shall be numbered. The name and address of the person to whom the shares are issued, the number of shares issued, the date of issue and, if provided by the stockholder, the federal tax identification number of the stockholder, shall be entered in the stock transfer records of the corporation.
          (b) Direct Registration System Eligibility. Notwithstanding anything to the contrary in these Bylaws, at all times that the corporation’s stock is listed on a stock exchange, such shares shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the corporation’s stock shall be entered on the books of the corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares are issued or transferred, the number of such shares, and the date of such issue or transfer. Such books and information shall be maintained in a manner consistent with the requirements of the corporation’s direct registration system facility.

     Section 4.05 Transfer of Shares. No transfer of stock shall be valid as against the corporation except (a) on surrender and cancellation of the certificates therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment, or (b) by book-entry in accordance with the policies and procedures of the corporation’s direct registration system facility. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the corporation.
     Section 4.06 Transfer Agent; Registrars. The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer, which transfer agents, transfer clerks and registrars of transfer shall be eligible to act as such under the direct registration system facility requirements established by the corporation’s stock exchange. The Board of Directors may require all certificates for shares of stock to bear the signature of any such transfer agent, transfer clerk and/or registrar of transfer.

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